STRUCTURED ASSET INVESTMENT LOAN TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-BC5

TERMS AGREEMENT

May 28, 2003

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of May 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-BC5.

Terms of the Series 2003-BC5 Certificates:  Structured Asset Investment Loan Trust Mortgage Pass-Through Certificates, Series 2003-BC5, Class 1-A1, Class 1-A2, Class 2-A, Class A-IO, Class M1, Class M2-A, M2-B, Class M3, Class M4, Class M5, Class B, Class X, Class P and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of two pools of conventional, first and second lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $1,060,236,882.32.  Only the Class 1-A1, Class 1-A2, Class 2-A, Class A-IO, Class M1, Class M2-A, Class M2-B, Class M3, Class M4, Class M5 and Class B (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class 1-A1, Class 1-A2, Class 2-A and Class A-IO Certificates that they be rated “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”).  It is a condition to issuance of the Class M1 Certificates that they be rated “AA” by S&P and “Aa2” Moody’s.  It is a condition to issuance of the Class M2-A and Class M2-B Certificates that they be rated “A” by S&P and “A2” by Moody’s.  It is a condition to the issuance of the Class M3 Certificates that they be rated “A-” by S&P and “A3” by Moody’s.  It is a condition to the issuance of the Class M4 Certificates that they each be rated “BBB+” by S&P and “Baa1” by Moody’s.  It is a condition to the issuance of the Class M5 Certificates that they be rated “BBB” by S&P and “Baa2” by Moody’s.  It is a condition to the issuance of the Class B Certificates that they be rated “BBB-” S&P and “Baa3” by Moody’s.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, (plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date in the case of the Class M4, Class M5 and Class B Certificates).

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  May 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about May 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Underwriters, McKee Nelson LLP, 1919 M Street N.W., Suite 800, Washington DC 20036 and any notices delivered to each of the Underwriters and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York 10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By:  /s/   Stanley Labanowski

Name: Stanley Labanowski

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:  /s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Senior Vice President

Schedule 1

Class	Initial Certificate Principal (or Notional) Amount(1)	Certificate Interest Rate	Purchase Price Percentage

Class 1-A1	$346,631,000	(2)	100.00%
Class 1-A2	$253,014,000	(3)	100.00%
Class 2-A	$312,159,000	(2)	100.00%
Class A-IO	(3)	6.00%	100.00%
Class M1	$ 46,120,000	(2)	100.00%
Class M2-A	$ 30,000,000	(2)	100.00%
Class M2-B	$ 15,060,000	(2)	100.00%
Class M3	$ 15,904,000	(2)	100.00%
Class M4	$ 13,253,000	(2)	100.00%
Class M5	$ 13,253,000	(2)	100.00%
Class B	$ 7,422,000	(2)	100.00%

(1)

Approximate.

(2)

Interest will accrue on the Class 1-A1, 2-A, M1, M2-A, M2-B, M3, M4 and M5 Certificates based on an interest rate equal to the lesser of (i) one-month LIBOR plus a specified margin and (ii) the applicable net funds cap as described in the Prospectus Supplement.

(3)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional amounts, as described in the prospectus supplement.

(4)

Interest will accrue on the Class 1-A2 Certificates based on an interest rate equal to the lesser of (i) 1.92% and (ii) the net funds cap up to and including the distribution date in May 2005; thereafter, interest will accrue based on one-month LIBOR plus a specified margin, subject to the net funds cap as described in the Prospectus Supplement.